Exhibit 10.1

The Hanover Insurance Group, Inc.

2012-2013 Compensation of Non-Employee Directors

— For the annual service period beginning on May 15, 2012, the date of the 2012 Annual Meeting of Shareholders —

Standard Fees	Description
Annual Director Retainer
- Stock Component	- $100,000 valuation
- Granted on May 15, 2012. Issued pursuant to Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”)
- Cash Component	- $60,000
- Payable on or after May 15, 2012

Committee Chairperson Annual Retainer	- $9,000 for the chairperson of the Nominating and Corporate Governance Committee, payable on or after May 15, 2012
- $12,500 for the chairperson of the Compensation Committee, payable on or after May 15, 2012
- $20,000 for the chairperson of the Audit Committee, payable on or after May 15, 2012

Chairman of the Board Retainer	- $100,000 - Payable on or after May 15, 2012

Committee Annual Retainer	- $4,500 for each member of the Nominating and Corporate Governance Committee, payable on or after May 15, 2012
- $6,250 for each member of the Compensation Committee, payable on or after May 15, 2012
- $10,000 for each member of the Audit Committee, payable on or after May 15, 2012

Other
Deferred Compensation Plan	- Directors may defer receipt of their cash and stock compensation. Deferred cash amounts are accrued in a memorandum account that is credited with interest derived from the so-called General Agreement on Tariffs and Trade (GATT) Rate (3.02% in 2012). At the election of each director, cash deferrals of retainers may be converted to Common Stock of the Company with such stock issued pursuant to the 2006 Plan

Conversion Program	- At the election of each director, cash retainers may be converted into Common Stock of the Company with such stock issued pursuant to the 2006 Plan

Reimbursable Expenses	- Travel and related expenses incurred in connection with service on the Board of Directors and its Committees

Matching Charitable Contributions	- Company will provide matching contributions to qualified charitable organizations up to $5,000 per director per year